UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/26/2006

National Medical Health Card Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26749

Delaware	11-2581812
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

(Address of principal executive offices, including zip code)

516-626-0007
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective January 20, 2006, National Medical Health Card Systems, Inc. ("NMHC" ) has appointed Stuart Diamond, 45, as its chief financial officer. The terms of Mr. Diamond's employment agreement provide for an at-will term of employment with a base salary of $275,000 per year subject to annual increases in accordance with company policy. Mr. Diamond will receive a one time stock option grant in the amount of 75,000 options, which will vest over a four year period.   Mr. Diamond is also eligible to participate in the company's bonus plan with a target bonus of 50% of the base salary. In addition, Mr. Diamond is eligible for participation in NMHC's long term incentive compensation which will equal 100% of Mr. Diamond's base salary. While employed by NMHC and for a period of one year after termination of employment, Mr. Diamond will be subject to a non-compete. If NMHC terminates Mr. Diamond's employment without "Cause" (as defined in the agreement) or if Mr. Diamond terminates employment for "Good Reason" (as defined in the agreement), then he will be entitled to receive severance equal to one year's salary. The terms of Mr. Diamond's employment agreement with NMHC set forth in this Item 5.02 is qualified in its entirety by reference to the text of such agreement, a copy of which is filed hereto as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.

Prior to his appointment with NMHC, Mr. Diamond served as the chief financial officer at Ogilvy Healthworld from 1997 to January 2006. From 1996 to 1997, Mr. Diamond served as vice president and controller of Calvin Klein, Inc.'s licensing division. From 1995 to 1996, Mr. Diamond served as chief financial officer of Fenway Partners, Inc., a private equity firm. From 1990 to 1995, Mr. Diamond served as senior vice president and chief financial officer of Medicis Pharmaceutical Corporation and is currently a member of its board of directors.

There is no family relationship between Mr. Diamond and any director, executive officer or person nominated or chosen by NMHC to become a director or executive officer. There are no transactions in which Mr. Diamond has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Medical Health Card Systems, Inc.

Date: January 24, 2006	By:	/s/ James F. Smith
James F. Smith
President & CEO

Exhibit Index

Exhibit No.	Description
EX-10.	Employment Agreement between NMHC & Stuart Diamond